EXECUTION VERSION

April 15, 2011

Sempra Energy

101 Ash Street

San Diego, CA 92101

Attention: Mark Snell

The Royal Bank of Scotland plc

36 St. Andrew Square
Edinburgh EH2 2YB

United Kingdom

Attention:  Bruce Van Saun

Sempra Commodities, Inc.

101 Ash Street

San Diego, CA 92101

Sempra Energy Holdings VII B.V.

c/o ATC Corporate Services (Netherlands) B.V.

Olympic Plaza

Fred. Roeskestraat 123

1076 EE Amsterdam, the Netherlands

Re:

RBS Sempra Commodities LLP

Ladies and Gentlemen:

This Letter Agreement (including Annex A hereto, the “Letter Agreement”; references to “hereby”, “herein” or similar words shall include Annex A hereto) is entered into as of the date first written above between Sempra Energy (“Sempra Energy”), The Royal Bank of Scotland plc (“RBS”), Sempra Commodities, Inc. (“SC”) and Sempra Energy Holdings VII B.V. and solely for purposes of paragraphs 1 through 14 below and Sections 1, 2, 3, 4, 5, 6, 8 and 9 of Annex A, RBS Sempra Commodities LLP (the “Partnership”) (RBS, Sempra Energy, SC, Sempra Energy Holdings VII B.V. and solely for the purposes specified, the Partnership, the “Parties”).

In connection with the Transactions (as defined in Annex A), the parties signatory hereto, as applicable, intending to be legally bound, agree as follows:

1.

Annex A.  Each Party agrees to, and Sempra Energy agrees to cause the Sempra Members to, comply with, and be bound by, the provisions of Annex A notwithstanding anything to the contrary contained in the Limited Liability Partnership Agreement of the Partnership, dated as of April 1, 2008 (as amended or otherwise modified, the “LLP Agreement”).

2.

Representations and Warranties.  Each Party represents and warrants to the other Parties, as of the date hereof, that (a) such Party is validly existing under the jurisdiction of its organization, with full corporate or other entity power and authority to enter into and perform its obligations under this Letter Agreement; (b) such Party has taken all corporate or other entity action, and has secured all approvals, necessary to authorize the execution, delivery and performance of this Letter Agreement; (c) this Letter Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity); and (d) the execution, delivery and performance of this Letter Agreement will not cause such Party to be in violation of any Legal Requirement (as defined in the JPM Salmon Purchase Agreement (as defined in Annex A)) by which it or its properties (or the properties of any of its subsidiaries) are bound or affected.

3.

Termination of Prior Agreements; Survival.  Upon the execution of this Letter Agreement, (i) that certain Letter Agreement between the Parties regarding the subject matter hereof, dated February 16, 2010, (ii) that certain Letter Agreement between the Parties, dated July 1, 2010, and (iii) that certain Reservation of Rights Letter, dated as of November 25, 2009, between RBS and Sempra Energy (the “Reservation of Rights Letter”) shall be hereby terminated.  For the avoidance of doubt, the LLP Agreement (as modified hereby or as reasonably necessary to implement the provisions hereof), the Formation Agreement (as defined in the JPM Salmon Purchase Agreement), the Indemnity Agreement (as defined in Annex A) and other related agreements will survive and continue unaffected.

4.

Counterparts.  This Letter Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Letter Agreement by fax or email shall be as effective as delivery of an original executed counterpart of this agreement.

5.

Confidential Information.  The terms of this Letter Agreement (including those set out in Annex A) and the status of the Transaction Agreements (as defined in Annex A) shall be considered “Confidential Information” in accordance with Clause 17.1 of the LLP Agreement.

6.

Governing Law; Arbitration.  This Letter Agreement shall be governed by, and be construed in accordance with, the substantive laws of the State of New York.  Each of the Parties agrees that the provisions of Clause 19.2 of the LLP Agreement (including, without limitation, the arbitration and submission to jurisdiction provisions contained therein) shall apply mutatis mutandis to all disagreements, disputes, controversies or claims arising out of or relating to this Letter Agreement, or the breach, termination or invalidity hereof.

7.

Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.

Modification.  This Letter Agreement may not be amended, modified or supplemented by the Parties in any manner, except by an instrument in writing signed by a duly authorized officer or representative of each Party.

9.

Assignment.  None of the Parties may, in whole or in part, assign any of its rights or interests or delegate any of its obligations under this Letter Agreement without the prior written consent of the other Parties, and any attempt to do so will be void; provided, however, that upon a merger or consolidation of any Party, the rights and obligations of such Party hereunder shall automatically be assigned and assumed by the surviving entity by operation of law or otherwise without the need for a written consent of the other Parties.

10.

Entire Agreement.  This Letter Agreement (together with the agreements referred to herein, the LLP Agreement (as modified hereby), each of the Transaction Agreements, each of the Related Agreements (as defined in each of the Transaction Agreements) and the CTA Master Agreement (as defined in Annex A), as amended) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, including the Reservation of Rights Letter, and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.  The Parties do not intend to create, and have not created a joint venture, partnership or any similar relationship among the Parties pursuant to this Letter Agreement.

11.

No Third Party Rights.  This Letter Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Letter Agreement will be construed to give any person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Letter Agreement or any provision of this Letter Agreement, except such rights as shall inure to a successor or permitted assignee in accordance with paragraph 9 above.

12.

Severability.  If any provision (or part thereof) of this Letter Agreement is held illegal, invalid or unenforceable under any present or future Legal Requirement, (a) the Parties shall negotiate in good faith to replace such provision with a suitable and equitable substitute therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and to the extent such substitution would not be valid or enforceable, (b)(i) such provision (or part thereof) will be fully severable, (ii) this Letter Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision (or part thereof) had never comprised a part hereof, and (iii) the remaining provisions of this Letter Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision (or part thereof) or by its severance herefrom.

13.

Headings.  Any headings or captions appearing in this Letter Agreement are intended solely for convenience of reference and shall not constitute a part of this Letter Agreement or define or limit any of the terms and conditions hereof.

14.

Further Assurances.  From time to time after the date hereof, each Party shall, and shall cause its Affiliates to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by any other Party and necessary for the requesting Party to satisfy its obligations hereunder or to obtain the benefits of the transactions contemplated hereby, including any additional instruments or documents reasonably considered necessary by such requesting Party to cause the provisions of this Letter Agreement (including Annex A) to be, become or remain valid and effective in accordance with the terms hereof.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the Parties have executed this Letter Agreement as of the date first written above.

SEMPRA ENERGY

By:

Name:

Title:

THE ROYAL BANK OF SCOTLAND PLC

By:

Name:

Bruce Van Saun

Title:

Group Finance Director

SEMPRA COMMODITIES, INC.

By:

Name:

Title:

SEMPRA ENERGY HOLDINGS VII B.V.

By:

Name:

Title:

ACKNOWLEDGED AND AGREED, solely for purposes of the paragraphs and Sections set forth above that the Partnership is party hereto:

RBS SEMPRA COMMODITIES LLP

By:

Name:

Title:

EXECUTION VERSION
CONFIDENTIAL
ANNEX A

Sempra/RBS Agreement
1. Definitions

“Additional Sales” means the NAPG Sale, the Noble Sale, the SocGen Sale and the TAQA Sale.

“Adjusted Contribution Amounts” means the RBS Adjusted Contribution Amount and/or the Sempra Adjusted Contribution Amount, as the context requires.

 “Allocated Shares” means 50% for The Royal Bank of Scotland plc, a public limited company incorporated in Scotland (“RBS”) and 50% for the Sempra Members (and split between the Sempra Members as set forth on Schedule I to this Annex A).

“CTA Master Agreement” means the Commodities Trading Activities Master Agreement (as defined in the LLP Agreement and as may be amended or modified from time to time).

“CTSA” means the Commodity Trading and Services Agreement, dated as of July 1, 2010, by and between J.P. Morgan Ventures Energy Corporation, a Delaware corporation (“JPM”), J.P. Morgan Commodities Canada Corporation, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Ltd., J.P. Morgan Markets Ltd., RBS Sempra Commodities LLP, a limited liability partnership constituted under the Limited Liability Partnership Act of 2000 of the United Kingdom and the regulations made thereunder (the “Partnership”), Sempra Energy Trading LLC, a Delaware limited liability company (“SET”) and RBS.

“Effective Date” means April 15, 2011.

 “JPM Salmon Purchase Agreement” means the Purchase and Sale Agreement, by and among JPM, Sempra Energy, a California corporation (“Sempra Energy”), RBS, SET, and the Partnership, dated as of February 16, 2010, as amended or otherwise modified from time to time.

 “JPM Salmon Sale” means the sale of the Combined Business (as defined in the JPM Salmon Purchase Agreement) to JPM pursuant to the JPM Salmon Purchase Agreement.

“LLP Agreement” means the Limited Liability Partnership Agreement, dated April 1, 2008, of the Partnership, as amended or otherwise modified prior to the date of this Letter Agreement.

 “NAPG Sale” means the transfer of certain assets related to the North American power and gas business pursuant to the NAPG Transfer Agreement.

“NAPG Transfer Agreement” means the Transfer Agreement by and among JPM, the Partnership, SET, Sempra Energy and RBS, dated as of October 7, 2010, as amended or otherwise modified from time to time.

“Noble Purchase Agreement” means the Purchase and Sale Agreement, dated as of September 20, 2010, by and among Noble Americas Gas & Power Corp., a Delaware corporation (“Noble”), Sempra Energy, RBS, and the Partnership.

“Noble Sale” means the sale of all of the membership interests of Sempra Energy Solutions LLC, a California limited liability company (“Solutions”), to Noble pursuant to the Noble Purchase Agreement.

“Parties” means RBS, Sempra Energy, the Partnership and the Sempra Members.

 “Proportionate Shares” means 51% for RBS and 49% for the Sempra Members (and split between the Sempra Members as set forth on Schedule II to this Annex A).

 “SocGen Purchase Agreement” means the Asset Purchase Agreement, dated as of January 9, 2011, by and among Société Générale Energie (USA) Corp., a Delaware corporation (“SGE”), Société Générale, a French banking corporation, Sempra Energy, RBS, the Partnership and SET.

“SocGen Sale” means the sale of Transferred Assets and Transferred IT Assets to SGE (both as defined in the SocGen Purchase Agreement).

“Subsequent Sale Agreements” means, the Noble Purchase Agreement, the NAPG Transfer Agreement, the SocGen Purchase Agreement, the TAQA Transaction Agreement and each other definitive purchase, sale or similar agreements with respect to the Subsequent Sales.

“Subsequent Sales” means, any and all sales and transfers of the Partnership’s businesses and assets subsequent to, and not including, the JPM Salmon Sale.  For the avoidance of doubt, Subsequent Sales shall include, but not be limited to, the Additional Sales.

“TAQA Sale” means the sale (on behalf of the Partnership) of RBS’ interests in TAQA Gen X LP, a Delaware limited partnership (“TAQA LP”) to MS TGS LLC, a Delaware limited liability company (“MS”).

“TAQA Transaction Agreement” means the Master Transaction Agreement, dated as of December 28, 2010, by and among MS, Morgan Stanley Capital Group Inc., a Delaware corporation, RBS, SET, TNW Energy LLC, a Delaware limited liability company, TAQA LP and TAQA Gen X LLC, a Delaware limited liability company.

“Transaction Agreements” means the JPM Salmon Purchase Agreement and the Subsequent Sale Agreements.

“Transactions” means the JPM Salmon Sale and the Subsequent Sales.

Any capitalized term that is defined herein, but not listed in this Section 1, shall have the meaning provided to such term in the paragraph, Section or Exhibit herein where such term is defined.

Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the LLP Agreement.

2. Sharing of JPM Salmon Purchase Price

In connection with, and at the Closing (as defined in the JPM Salmon Purchase Agreement) of, the JPM Salmon Sale, JPM paid $1,594,634,651 (the “JPM Salmon Purchase Price”) to the Partnership (on behalf of the sellers of the Transferred Holding Company Equity Interests (as defined in the JPM Salmon Purchase Agreement) and the Transferred Assets (as defined in the JPM Salmon Purchase Agreement)).

The Partnership has distributed the JPM Salmon Purchase Price (net of a $2,847,613 reduction for withholding and transfer taxes withheld and paid by JPM) as follows:

•

$742,834,482 to RBS,

•

$848,952,556 to the Sempra Members (and split between the Sempra Members as follows: $335,645,153 to Sempra Commodities, Inc. and $513,307,403 to Sempra Energy Holdings VII B.V.).

The Parties have determined that $51,541,246 of the JPM Salmon Purchase Price from the JPM Salmon Sale will be allocated to income and $1,540,245,792 will be allocated to capital.  As a result of the amount allocated to capital and the distributions described above, the “Adjusted Contribution Amount” of the Sempra Members was reduced to $778,536,091 (as may be further adjusted on or after the Effective Date as contemplated by this Annex A, the “Sempra Adjusted Contribution Amount”; the Sempra Adjusted Contribution Amount shall be allocated between the SC Adjusted Contribution Amount and the SEH VII Adjusted Contribution Amount consistent with the allocations set forth in the LLP Agreement prior to the Effective Date and references to the SC Adjusted Contribution Amount and the SEH VII Adjusted Contribution Amount shall be to the amounts so allocated; provided that the sum of the SC Adjusted Contribution Amount and the SEH VII Adjusted Contribution Amount shall, at all times, equal the Sempra Adjusted Contribution Amount) and the “Adjusted Contribution Amount” of RBS was reduced to $946,218,117 (as may be further adjusted on or after the Effective Date as contemplated by this Annex A, the “RBS Adjusted Contribution Amount”).

3. Capital Calls

Notwithstanding anything to the contrary in the LLP Agreement, including Clause 5.4 of the LLP Agreement, if (i) the Board determines in good faith that additional capital is required to support the Partnership’s remaining business and other liabilities (including, without limitations, liabilities under the Swap Documents (as defined below)) or (ii) the Partnership owes a “true-up” payment under Section 2.7(d) of the JPM Salmon Purchase Agreement, Section 2.10(d) of the NAPG Transfer Agreement, Section 2.5(d) of the Noble Purchase Agreement or any similar provision under any other Transaction Agreement, RBS and the Sempra Members or Sempra Energy (on behalf of the Sempra Members) will be required to return capital to the Partnership in proportion to their Proportionate Shares in response to one or more capital calls; provided, that the aggregate amount of all capital called from the Sempra Members pursuant to this Section 3 shall at no time, on a pro forma basis taking into account any capital call notice issued by the Partnership, exceed the Sempra Capital Call Cap (as defined below) at the time of any such capital call.

The “Sempra Capital Call Cap” shall equal:

•

$271,463,909, which is equal to $1,050,000,000 minus the Sempra Adjusted Contribution Amount as of the time immediately prior to the Effective Date without giving effect to the allocation of the Adjusted Global Net Income for Financial Year 2010 (other than the gain related to the JPM Salmon Sale); provided that the amount of $271,463,909 shall be increased (but not by more than an aggregate amount of $778,536,091) or decreased by the amount of any adjustment to Adjusted Global Net Income (including any adjustment to the Special Sempra Income Allocation (as defined below)) made after the Effective Date for any period prior to September 1, 2010 that decreases or increases, respectively, the amounts that were allocated to the Sempra Members for such period; plus

•

any cash amounts distributed to any Sempra Member (or Sempra Energy on behalf of the Sempra Members) from the Partnership after the Effective Date (for the avoidance of doubt, not including the Special Sempra Distribution (as defined below), but including the First Sempra Liquidating Distribution (as defined below)); minus

•

any capital previously contributed by any Sempra Member (or Sempra Energy on behalf of the Sempra Members) pursuant to this Section 3 of this Annex A or any payment made by any Sempra Member (or Sempra Energy on behalf of the Sempra Members) pursuant to Section 10 of this Annex A, in each case after the Effective Date.

Capital calls will be made by written notice delivered to the Members no less than 10 nor more than 30 Business Days prior to the date on which the Members are required to fund the capital call; provided that the date that any capital call shall be required to be funded shall be a Business Day.  Any Member that fails to make, when due, any portion of the capital call to the Partnership required to be contributed by such Member shall be charged an additional amount on the unpaid balance of such required capital call at LIBOR plus 8.0% per annum from the date such balance was due and payable through the date full payment for such balance is actually made, and to the extent any required capital calls are not otherwise paid, such required capital calls and any accrued interest, if applicable, shall be deducted from any distribution otherwise payable to such Member.

4. Return of Capital Distribution

Simultaneously with the execution of this Letter Agreement, the Board will cause the Partnership to distribute to the Members the following amounts in cash by wire transfer of immediately available funds:

•

$127,338,736 to RBS (the “Special RBS Distribution”),

•

$63,083,425 to the Sempra Members, which distribution shall not result in a reduction of the Sempra Adjusted Contribution Amount (the “Special Sempra Distribution”);

•

$306,000,000 to RBS (the “First RBS Liquidating Distribution”); and

•

$265,658,081 to the Sempra Members which reflects a distribution of $294,000,000 (the “First Sempra Liquidating Distribution”), minus the payment by Sempra Energy in satisfaction of the receivable from Sempra Energy to the Partnership of $28,341,919.

The Special Sempra Distribution is a result of the Parties’ agreement to the allocation of all the Partnership’s earnings from January 1, 2010 through August 31, 2010 to SC.

The Board will consider, from time to time, causing the Partnership to distribute to the Members any excess capital on the Partnership’s balance sheet prepared in accordance with IFRS and applied consistently with past practice, taking into consideration available cash (which for this purpose shall include amounts held on deposit with RBS in current accounts, time deposit accounts or otherwise ), prudent working and regulatory capital and other reserves, potential payouts to the purchasers and accrued or forecasted operating losses in the businesses or other costs occurring in connection with the wind-down of the business of the Partnership, as well as applicable legal and regulatory requirements.   The Partnership’s management (“Management”) has provided the Parties with an analysis, dated as of the Effective Date, which sets forth projected distributions, prepared by Management, that Management would be prepared to recommend to the Board based on the considerations set out in the preceding sentence and the facts and circumstances existing on the Effective Date (it being understood that the decision to recommend a proposed distribution to the Board shall take into account all of the relevant factors existing at the time of any such proposed distribution and the amount of any such proposed distribution may vary from the amounts set forth in the analysis, dated as of the Effective Date).

Each such distribution shall be made to RBS, on the one hand, and the Sempra Members, on the other hand, in accordance with their Proportionate Shares to the extent of each Member’s positive Adjusted Contribution Amount after giving effect to all contributions, distributions and allocations for all periods; provided that when the Sempra Adjusted Contribution Amount or the RBS Adjusted Contribution Amount equals zero, then any distributions thereafter will be made solely to RBS or the Sempra Members, as the case may be, until the RBS Adjusted Contribution Amount and the Sempra Adjusted Contribution Amount equals zero; and thereafter, distributions shall be made 50%/50% as between RBS and the Sempra Members.

5. Certain Amendments to LLP Agreement

Notwithstanding anything to the contrary in the LLP Agreement, (x) the amount of any distributions contemplated by Sections 2, 4, or 6 of this Annex A (other than amounts allocated to income in the JPM Salmon Sale as described above in Section 2 of this Annex A and as described in the proviso to this sentence) will be deducted from the relevant Adjusted Contribution Amount at the time made, (y) the amount of any contributions to the Partnership made in response to a capital call described in Section 3 of this Annex A will be added to the relevant Adjusted Contribution Amounts at the time made and (z) the amount of any net income and net losses from Subsequent Sales shall be allocated to the RBS Adjusted Contribution Amount and the Sempra Adjusted Contribution Amount as described in Section 6 of this Annex A; provided that on the date of execution of this Letter Agreement (i) in addition to the reduction in the RBS Adjusted Contribution Amount resulting from the Special RBS Distribution and the First RBS Liquidating Distribution, an additional amount of losses of the Partnership equal to $4,835,526 shall be deducted from the RBS Adjusted Contribution Amount on such day and (ii) an amount equal to the Special Sempra Distribution simultaneously shall be added to (as an allocation of income (the “Special Sempra Income Allocation”)), and deducted from (as a result of the Special Sempra Distribution made to the Sempra Members) the Sempra Adjusted Contribution Amount, with the net effect that no reduction in the Sempra Adjusted Contribution Amount shall occur as a result of the Special Sempra Distribution, and an amount equal to the First Sempra Liquidating Distribution shall be deducted from the Sempra Adjusted Contribution Amount.

Upon execution of this Letter Agreement, the LLP Agreement is hereby amended to give effect to the provisions set forth in Sections 1 (to the extent the definitions therein or referred to therein are used in the LLP Agreement, as amended or modified hereby), 3, 4, 5 and the first two paragraphs of Section 6 of this Annex A and as follows:

•

Clause 5.3 of the LLP Agreement is hereby amended and restated to read:  “No Member shall be entitled to call for the return to it of any capital.”

•

The reference in Clause 11.3.2(i) of the LLP Agreement to Clause 16.4.1 of the LLP Agreement shall be applied as if the cash were distributed in accordance with this Annex A (after payment of all liabilities of the Partnership) and not Clause 16.4.1 of the LLP Agreement.

•

Clauses 7.1 and 8.1 of the LLP Agreement are hereby amended to reflect that for Financial Year 2010 and thereafter the Adjusted Global Net Income and Adjusted Global Net Loss shall be allocated notionally as between the RBS Member Group and the Sempra Member Group in proportion to their Allocated Shares (including without limitation, gains and losses related to Subsequent Sales and wind-down costs) and any such allocation shall increase or decrease, as the case may be, the RBS Adjusted Contribution Amount and the Sempra Adjusted Contribution Amount, as the case may be.  Notwithstanding the foregoing sentence, RBS and Sempra Energy (and the Sempra Members) agree that (i) the $51,541,246 gain related to the JPM Salmon Sale shall be allocated $27,488,647 to the Sempra Members and $24,052,599 to RBS and such amounts have been allocated to the Adjusted Contribution Amounts of the Members, as applicable, and have been distributed to the Members and (ii) for the portion of the Financial Year 2010 ending on August 31, 2010 (which excludes the gain related to the JPM Salmon Sale), as described in the proviso to the first paragraph of this Section 5, an amount of income equal to $63,083,425 has been allocated to the Sempra Members and a loss of $4,835,526 has been allocated to RBS, with the net effect that the Adjusted Global Net Income to be allocated for Financial Year 2010 under the LLP Agreement shall be reduced by $51,541,246 for clause (i) above and $58,247,899 for clause (ii) above.

•

Clause 7.1 of the LLP Agreement is further hereby amended to provide that if, after the execution of this Letter Agreement, the Partnership records any income or loss related to the period prior to September 1, 2010, then (x) any amount that is attributable to an increase or decrease in the net income of the Partnership for any period prior to January 1, 2010 shall be allocated to RBS or the Sempra Members such that after giving effect to the allocation, as the case may be, all net income for the applicable period will have been allocated in accordance with the waterfall provision set forth in Clause 7.1 of the LLP Agreement (without taking into account the amendment to such section effected by this Letter Agreement) and (y) the amount that is attributable to any adjustment in the net income of the Partnership for any period on or after January 1, 2010 but prior to September 1, 2010 shall be allocated to the Sempra Members; provided that to the extent net income for the period referred to in this clause (y) is reduced by more than $63,083,425, such excess reduction shall be allocated to RBS and the Sempra Members in accordance with the Allocated Shares.

•

Clauses 7.5.2, 7.5.3, 7.6, and 9.1 of the LLP Agreement are hereby deleted in their entirety.

•

Clause 11.3.3(ii) of the LLP Agreement is hereby amended and restated to read: “Any U.S. tax deduction arising from the amortization or impairment of any goodwill (i) through June 30, 2010, up to an amount equal to $350,000,000, shall be allocated 50% to SC and 50% to RBS and (ii) from July 1, 2010, shall be allocated 53⅓% to SC and 46⅔% to RBS.”

•

The second sentence of Clause 13.1.1 of the LLP Agreement is hereby deleted in its entirety.

•

Upon liquidation of the Partnership, after provision for all liabilities of the Partnership, the distributions of the assets of the Partnership shall be in accordance with the terms set forth in this Annex A.  Clause 16.4 of the LLP Agreement is hereby deleted, except for subclauses 16.4.3 and 16.4.4 of the LLP Agreement which shall remain unchanged.

In order to provide an example of the understanding of the Parties with respect to the provisions in this Section 5, Management has provided the Parties with an analysis, dated as of the Effective Date, setting forth the allocation between income and capital, as between RBS and the Sempra Members, resulting from the JPM Salmon Sale and the Additional Sales, distributions of purchase price proceeds from such sales, allocation of net income and losses for Financial Year 2010 prior to September 1, 2010, and the allocation of net income and losses for the Partnership thereafter, in each case, based on the assumptions set forth in such analysis; it being acknowledged and agreed that such analysis is based on assumptions as of the Effective Date and does not reflect the actual amounts to be allocated and/or distributed.

6. Subsequent Sale Process and Sharing of Subsequent Sale Purchase Price

The net income and net losses from Subsequent Sales will be allocated to the RBS Members and the Sempra Members in accordance with their Allocated Shares with any net income and any net loss, increasing and decreasing, the RBS Adjusted Contribution Amount and the Sempra Adjusted Contribution Amount, respectively, by the amounts so allocated.

The proceeds from Subsequent Sales will be paid to the Partnership initially and, after making appropriate reserves as jointly agreed by RBS and Sempra Energy, based upon prudent practices, will be distributed, as a return of capital as set forth in Section 4 of this Annex A.

To the extent that the Parties receive aggregate net purchase price proceeds from the Subsequent Sales in proportions different from that provided above, they will make payments to each other so that the amounts actually received are in accordance with their Proportionate Shares.

7. Mutual Cooperation	The Sempra Members and RBS agree to mutually cooperate to sell any portion of the business of the Partnership not sold in the JPM Salmon Sale and the Additional Sales.
8. Sharing of Losses Under Swap Documents and Purchase Agreements

The “Swap Documents” shall include:

•

with respect to the JPM Salmon Sale, the RBS Collateralized TRS, the CTSA, the SET Collateralized TRS, the RBS Financial Assurances Reimbursement and Indemnity Agreement and the Sempra Financial Assurances Reimbursement and Indemnity Agreement (each, as defined in the JPM Salmon Purchase Agreement);

•

with respect to the Noble Sale, the Transition Services Agreement, the RBS Financial Assurances Reimbursement and Indemnity Agreement and the Sempra Financial Assurances Reimbursement and Indemnity Agreement (each, as defined in the Noble Purchase Agreement);

•

with respect to the NAPG Sale, the SET TRS and the RBS TRS (each, as defined in the NAPG Transfer Agreement);

•

with respect to any other Subsequent Sales, agreements similar to the agreements described in the preceding three bullets; and

•

the Mirror Trades (as defined in the NAPG Transfer Agreement).

Subject to Section 10 of this Annex A, RBS and Sempra Energy (and the Sempra Members) will share losses, damages and reasonably incurred, unreimbursed costs under the Swap Documents in accordance with their Allocated Shares; provided that losses and damages are only those incurred under the Swap Documents, including any losses and damages relating to the Reference Transactions (as defined in the SET Collateralized TRS), and not losses or damages that may result under any unrelated agreements.  Without duplication of the preceding sentence, any post-closing expenses, costs and direct losses (in respect of each applicable business sold under the Transactions) that are imposed on either RBS or Sempra Energy (and the Sempra Members), that would otherwise have been borne by the Partnership in the absence of such Transaction and that arise from the failure of the applicable purchaser(s) or its affiliates to perform any of its post-closing obligations under the applicable Transaction Agreement will be shared in accordance with the Allocated Shares.  For the avoidance of doubt, this paragraph does not include losses, damages, costs, and expenses that would not have resulted but for a default by RBS or by Sempra Energy (and the Sempra Members), in which case, RBS or Sempra Energy (and the Sempra Members), as applicable, will bear 100% of such losses, damages, costs and expenses.  Losses, damages, costs and expenses that are allocated elsewhere in this Letter Agreement will not be allocated under this paragraph.

Administrative costs related to the Swap Documents incurred by RBS or its affiliates (other than the Partnership and its subsidiaries), on the one hand, and Sempra Energy or its affiliates (other than the Partnership and its subsidiaries), on the other hand, will be borne by RBS and Sempra Energy, respectively.  Administrative costs of the Swap Documents incurred by the Partnership or any of its subsidiaries will be borne by the Partnership.

Subject to Section 10 of this Annex A, to the extent not borne by the applicable purchaser or its affiliates in accordance with the applicable Transaction Agreement, Sempra Energy (and the Sempra Members) will bear:

(1) 49% of all regulatory capital costs incurred by RBS in connection with the Swap Documents related to the JPM Salmon Sale, up to the amount calculated using the following formula: 15% of regulatory capital maintained in respect of the trading agreements underlying the Swap Documents related to the JPM Salmon Sale, charged based on the daily average capital amount (provided that the amount of regulatory capital on which such regulatory capital costs are to be calculated for this purpose will be the amount of regulatory capital that RBS maintains in respect of the trading agreements underlying the Swap Documents (determined daily) net of an amount equal to the Sempra Members’ pro rata portion of the excess, if any, of (x) the aggregate Adjusted Contribution Amounts under the LLP Agreement at such time over (y) the total FSA regulatory capital required to be maintained at such time as described above); and

(2) 50% of the costs of posting margin collateral incurred by RBS or the

Partnership in connection with the Swap Documents.

Notwithstanding anything to the contrary contained herein or the LLP Agreement or the CTA Master Agreement (as amended from time to time), all losses, damages, costs and expenses of the applicable business, incurred by the Partnership, its subsidiaries or RBS (including, without limitation, under the Swap Documents) not paid or reimbursed by the applicable purchaser shall be the responsibility of the Partnership consistent with the treatment of such costs and expenses under the CTA Master Agreement (prior to giving effect to the amendment thereto, dated July 1, 2010 (the “Initial CTA Master Agreement”)); provided that such losses, damages, costs and expenses shall be allocated among RBS and the Sempra Members in accordance with their respective Allocated Shares rather than the allocations set forth in the LLP Agreement.

To the extent any amounts referred to in this Section 8 required to be shared between Sempra Energy (and the Sempra Members) and RBS are not paid pursuant to the immediately preceding paragraph, Sempra Energy (or the Sempra Members) or RBS, as the case may be, shall within five (5) days of demand therefor, pay the other party the amounts necessary to effect the sharing described above.  If RBS or Sempra Energy (or the Sempra Members) fail to pay, when due, any portion of the amounts required to be paid, then such Member shall be charged an additional amount on the unpaid balance at LIBOR plus 8.0% per annum from the date such balance was due and payable through the date full payment for such balance is actually made, and to the extent any required payments are not otherwise paid, such required payments and any accrued interest, if applicable, shall be deducted from any distribution otherwise payable to such Member.

With respect to the provisions of this Section 8 of this Annex A and taking into account Section 10 of this Annex A, to the extent that the Parties are required to pay any amounts pursuant to this Section 8 of this Annex A in proportions different from that provided above, they will make payments to each other so that the amounts actually paid are in accordance with the allocations specified above.

9. Purchaser Letters of Credit and Funding

With respect to the potential collateral posting of documentary letters of credit (“L/C’s”) to JPM or its affiliates by RBS and/or SET in connection with the JPM Salmon Sale, RBS and Sempra Energy (and the Sempra Members) agree that:

(i) RBS and Sempra Energy (and the Sempra Members) will satisfy the obligations:

— first, by utilizing the Partnership’s L/C facilities,

— second, by using the Partnership’s excess capital, including, if necessary, any amounts on deposit with RBS and

— third, by using RBS funding and, at RBS’s option, Sempra Energy funding for 50% of such funding need;

(ii) Funds lent by RBS shall be at market rates and the borrowing costs of such funds will be shared equally by each of Sempra Energy and RBS, unless Sempra Energy funds 50% of such amount, in which case each of RBS and Sempra Energy shall bear its own borrowing costs; and

(iii) if RBS exercises its option described in “third” above, Sempra Energy, at its option, may elect, subject to JPM’s consent, to use credit default swaps or other funding methods in order to fund its 50% share of the funding need.

To the extent that RBS elects, in accordance with the third dash of (i) above, to use Sempra Energy funding, Sempra Energy shall within three (3) days of receiving notice from RBS of such election, provide the applicable funds or credit default swaps or other funding methods described in clause (iii) above.

To the extent that the Partnership does not have sufficient excess capital to support the ongoing obligations to JPM and its Affiliates (as defined in the JPM Salmon Purchase Agreement) under the JPM Salmon Purchase Agreement and the Related Agreements (as defined in the JPM Salmon Purchase Agreement) (e.g., after utilizing the remaining undistributed proceeds, excess capital and capital calls) and needs to borrow, the Partnership may borrow from RBS at market rates (notwithstanding anything to the contrary in Clause 13.2 of the LLP Agreement), and Sempra Energy will be responsible for 50% of such borrowing costs.

10. Cap on Sempra Loss Sharing

Subject to the last paragraph of this Section 10, at no time will Sempra Energy and the Sempra Members be required to make payments in excess of the Sempra Loss Sharing Cap (as defined below) in respect of the following: (i) Sempra Energy’s (and the Sempra Members’) loss sharing under the first and second paragraphs of Section 8 of this Annex A following the definition of “Swap Documents” and under the first paragraph of Section 13 of this Annex A; (ii) other damages that Sempra Energy (and the Sempra Members) bear under the Transaction Agreements and each of the Related Agreements (as such term is used in each of the Transaction Agreements); and (iii) in respect of any Subsequent Sales, any losses, damages or costs, without duplication, that Sempra Energy bears that are analogous to those identified in clauses (i) and (ii) above.

The “Sempra Loss Sharing Cap” shall equal:

•

$821,463,909, which is equal to $1,600,000,000 minus the Sempra Adjusted Contribution Amount as of the time immediately prior to the Effective Date without giving effect to the allocation of the Adjusted Global Net Income for Financial Year 2010 (other than the gain related to the JPM Salmon Sale); provided that the amount of $821,463,909 shall be increased (but not by more than an aggregate amount of $778,536,091) or decreased by the amount of any adjustment to Adjusted Global Net Income (including any adjustment to the Special Sempra Income Allocation) made after the Effective Date for any period prior to September 1, 2010 that decreases or increases, respectively, the amounts that were allocated to the Sempra Members for such period; plus

•

any cash amounts distributed to any Sempra Member (or Sempra Energy on behalf of the Sempra Members) from the Partnership after the Effective Date (for the avoidance of doubt, not including the Special Sempra Distribution, but including the First Sempra Liquidating Distribution); minus

•

any capital previously contributed by any Sempra Member (or Sempra Energy on behalf of the Sempra Members) pursuant to Section 3 of this Annex A or any payment made by any Sempra Member (or Sempra Energy on behalf of the Sempra Members) pursuant to this Section 10 of this Annex A, in each case after the Effective Date and prior to the time of the determination of the amount of the Sempra Loss Sharing Cap.

Notwithstanding the foregoing, (a) Sempra Energy’s (or the Sempra Members’) obligations under the third paragraph of Section 13 of this Annex A or (b) any obligations for Taxes or for which Sempra Energy (or the Sempra Members) are 100% responsible under any of the Transaction Agreements or any of the Related Agreements (as such term is used in each of the Transaction Agreements) will not be included for purposes of the first paragraph of this Section 10 and will not be subject to the Sempra Loss Sharing Cap.

11. Efforts to Recover from Purchasers and Assignment of Claims

Prior to making a claim against any other party for sharing of losses, damages, costs or expenses under the second paragraph of Section 8 of this Annex A, the indemnified party (or the Partnership on their behalf) must make a demand on the applicable purchaser and its guarantor, if any, in accordance with the terms of the applicable Transaction Agreement, and must either (1) receive a written refusal to pay from the purchaser or its guarantor, if any, or (2) pursue such claim with commercially reasonable efforts and in accordance with reasonable banking or other applicable industry practices, and in a manner that represents the joint interests of both RBS and the Sempra Members, for a period of twenty (20) days.  For the avoidance of doubt, no party shall be required to exercise any remedies (including set-off or other rights) unrelated to the Partnership’s business, the Swap Documents, the Transaction Agreements, and the guarantees of the purchaser’s in respect thereof.

Unless otherwise agreed by the Parties, to the extent a Party makes a payment under any such indemnity, such Party will be entitled to receive an assignment of that portion of the claim against the applicable purchaser or its guarantor, as applicable.  For the avoidance of doubt, the losses, costs and expenses to be shared in accordance with Section 8 of this Annex A shall include amounts in respect of VAT; provided that the Parties shall cooperate (to the extent reasonable) in seeking to maximize any claims for VAT bad debt relief.

Unless assigned to the indemnifying party and subject to the indemnifying party having made the due and proper payment to the indemnified party in respect of such claim, the indemnified party will continue to pursue such claim using commercially reasonable efforts and in accordance with reasonable banking or other applicable industry practices and in a manner that represents the joint interests of the indemnifying party and the indemnified party.  Any recovery will be split between the indemnifying party and indemnified party in accordance with the Allocated Shares (net of reasonably incurred out-of-pocket costs and expenses of recovery, which shall be proportionally reimbursed as incurred, and after taking into account any assigned claims).

The indemnified party will, at all times, consult with and keep informed the indemnifying party with respect to the exercise of remedies against the applicable purchaser and its guarantor, if any.

12. No Material Amendments or Waivers to JPM Salmon Sale Swap Documents and Coordination

Sempra Energy (and the Sempra Members) will not have any consent rights with respect to the day-to-day management of the SET Collateralized TRS (as defined in the JPM Salmon Purchase Agreement), the RBS Collateralized TRS (as defined in the JPM Salmon Purchase Agreement), the SET TRS (as defined in the NAPG Transfer Agreement), the RBS TRS (as defined in the NAPG Transfer Agreement), the CTSA or the novation processes of the JPM Salmon Sale and the NAPG Sale (which would be left to the discretion of RBS or SET, as applicable), subject to the following:

(i)

RBS will administer such arrangements in the ordinary course of business, in accordance with good banking and other business practices and without favoritism by RBS or SET in relation to any other interests outside of the Swap Documents;

(ii)

Any modification to, or waiver under, a Swap Document that would adversely affect the interests of Sempra Energy (and the Sempra Members) by, for any individual modification or waiver, an amount greater than or equal to $1,000,000 shall require Sempra Energy’s consent (not to be unreasonably withheld or delayed) unless such modification or waiver was previously discussed at the “Serveco Executive Steering Committee Meeting” at which a representative from Sempra Energy was participating and such representative did not expressly object to such modification or waiver at such meeting;

(iii)

 The rights of Sempra Energy (and the Sempra Members), including through its Directors on the Board, pursuant to the terms of the LLP Agreement shall not be limited by this Section 12;

(iv)

 The rights of Sempra Energy (and the Sempra Members) to receive information, subject to applicable legal requirements, that they reasonably request and their right to be consulted on a reasonable basis with respect to the novation of any trading agreements for which they do not provide financial assurances (provided that this clause (iv) will not require RBS or SET to obtain any information not in their possession or include Sempra Energy (and the Sempra Members) in any consultation, in each case, to which they are not entitled under Section 7.11 of the JPM Salmon Purchase Agreement or otherwise);

(v)

The rights of Sempra Energy (and the Sempra Members) to participate, to the same extent as RBS and SET, with respect to the novation of any trading agreements for which Sempra Energy provides financial assurances; and

(vi)

Sempra Energy (and the Sempra Members) will have the right to attend the proceedings of the Integration Committee (as defined in the CTSA).

For the avoidance of doubt, the consent of RBS, on the one hand, or Sempra Energy (or the Sempra Members), on the other hand, shall not be required in order to update each party’s own schedules of covered financial assurances attached to the relevant RBS Financial Assurances Reimbursement and Indemnity Agreement or the Sempra Financial Assurances Reimbursement and Indemnity Agreement, as applicable, in connection with each Transaction, as applicable.

13. Cross-Indemnities and Reimbursement Obligations

RBS and Sempra Energy will indemnify and hold harmless and reimburse each other (on an After-Tax Basis) to the extent the other is required to: (i) pay an applicable purchaser more than its Proportionate Share of the indemnification obligations under the Transaction Agreements (including the indemnification obligations under the JPM Salmon Purchase Agreement notwithstanding the different allocations set forth therein) except for indemnity obligations for which RBS or Sempra Energy (or the Sempra Members) are individually 100% responsible and indemnity obligations in respect of Taxes, the sharing of which shall be governed by the applicable Transaction Agreement, or (ii) bear more than its Proportionate Share of any losses, damages or costs arising from the failure of the applicable purchaser or its affiliates to perform their covenants, agreements or indemnification obligations under the applicable Transaction Agreement.

RBS will indemnify Sempra Energy (on an After-Tax Basis) for 100% of any damages related to the non-payment or delay in payment of the Lehman Payable (as defined in the JPM Salmon Purchase Agreement), including from Lehman Brothers Commodities Services Inc. v. Sempra Energy Trading LLC (f/k/a Sempra Energy Trading Corp.) and Sempra Energy Trading SÁRL), pursuant to Section 7.20 of the JPM Salmon Purchase Agreement.

If any portion of any indemnity deductible or threshold under a Transaction Agreement is used by either RBS or Sempra Energy in respect of any damages for which it is 100% responsible under the applicable Transaction Agreement, then it will reimburse and indemnify the other party for any damages that the other party suffers as a result of losing the benefit of the deductible or threshold under the applicable

Transaction Agreement (except for any damages that the other party is 100% responsible for).

RBS and Sempra Energy will indemnify each other (on an After-Tax Basis) for a failure of the closing under any Subsequent Sale Agreement to occur solely as a result of its breach of (i) any representations and warranties that survive indefinitely under any of the Subsequent Sale Agreements or (ii) any covenant in any of the Subsequent Sale Agreements specific to it (as opposed to a covenant applicable to actions or inactions of the Partnership or its subsidiaries, except where such action or inaction of the Partnership or its subsidiaries is the direct result of an affirmative action or willful failure to act by RBS or Sempra Energy, as applicable, in such person’s capacity as a Member or through its Directors on the Board); for the avoidance of doubt, in such cases, the breaching party will bear 100% of the liability for such breach.

14. Set-off of Indemnity Amounts

Without prejudice to any other rights of RBS and Sempra Energy (and the Sempra Members), any indemnity, reimbursement or other amount payable hereunder by one party to the other, on a day, may (by notice to the other party) be set-off against any indemnity, reimbursement or other amount payable hereunder by the other party to such party on that day (and the amounts set-off will be discharged to the extent of the set-off).

15. Indemnity Procedures

For the purpose of any indemnity claim hereunder, the provisions of Sections 9.5 and 9.6 of the JPM Salmon Purchase Agreement are incorporated herein, mutatis mutandis, by this reference as if set out herein in full, except that:

— Section 9.5(b)(ii) of the JPM Salmon Purchase Agreement shall be deemed to read as follows: “greater than 50% of the Damages (as defined in the JPM Salmon Purchase Agreement) in respect of such Third-Party Claim are reasonably anticipated to be incurred by such Indemnified Person because such Damages are outside the scope of the indemnity set forth herein.”

— “Third Party” means a person other than the parties or any of their respective subsidiaries, excluding the Partnership and the subsidiaries of SET.

— “Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding (as defined in the JPM Salmon Purchase Agreement).

Nothing herein shall relieve a party of its common-law duty to mitigate damages (or other losses, costs or expenses, howsoever described).  Without limiting the foregoing, each Party shall (and shall cause each other Indemnified Person of Sempra Energy or its affiliates to, with respect to Sempra Energy, and each other Indemnified Person of RBS or its affiliates to, with respect to RBS) take commercially reasonable steps to mitigate all damages (or other losses, costs or expenses) after becoming aware of any event that could reasonably be expected to give rise to any damages (or other losses, costs or expenses) that are indemnifiable or reimbursable hereunder, including, as applicable, pursuing any counterclaim, offset, insurance settlement or other claim that would be reasonably likely to result in a recovery that would reduce the indemnifying person’s liability under this Letter Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL AN INDEMNIFYING PERSON BE LIABLE FOR (i) ANY PUNITIVE DAMAGES OR (ii) ANY LOST PROFITS OR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, EXCEPT, IN THE CASE OF (ii), TO THE EXTENT SUCH LOST PROFITS OR DAMAGES ARE (A) NOT BASED ON ANY SPECIAL CIRCUMSTANCES OF THE INDEMNIFIED PERSON AND (B) THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT THAT GAVE RISE THERETO OR THE MATTER FOR WHICH INDEMNIFICATION IS SOUGHT HEREUNDER; provided, however, that if an Indemnified Person is held liable to a Third Party based on any final judgment of a court of competent jurisdiction for any such damages and the applicable indemnifying party is obligated to indemnify such Indemnified Person for the matter that gave rise to such damages, then such indemnifying party shall be liable for, and obligated to reimburse such Indemnified Person for such damages.

16. Sharing of Other Amounts

Upon completion of the post-closing JPM Salmon Purchase Price “true-up” under the JPM Salmon Purchase Agreement, the following adjustments will be made between Sempra Energy and RBS:

— RBS will be entitled to receive any relocation costs that were incurred directly by RBS and not previously reimbursed to it and that JPM reimburses under the JPM Salmon Purchase Agreement; and

— Without duplication, RBS shall pay Sempra Energy an amount equal to 51% of any reserves in respect of Taxes (as defined in the JPM Salmon Purchase Agreement) added to the JPM Salmon Purchase Price pursuant to part (c) of the definition of “Agreed Adjustments” in the JPM Salmon Purchase Agreement to the extent the reserves relate to Taxes (as defined in the JPM Salmon Purchase Agreement) for a period ending on or before the Prior Closing Date (as defined in the JPM Salmon Purchase Agreement).

17. Payment of Expenses

Within five (5) Business Days after the execution of this Letter Agreement, RBS will pay Sempra Energy $2,500,000 in respect of out-of-pocket expenses incurred by Sempra Energy in connection with the JPM Salmon Sale.

18. Tax Matters

Any Transfer Taxes (as defined in the JPM Salmon Purchase Agreement) for which the Seller Parties (as defined in the applicable Transaction Agreement) are liable under Section 10.3(e) of the JPM Salmon Purchase Agreement shall be borne 46⅔% by the RBS Members and 53⅓% by the Sempra Members.  RBS will reimburse Sempra Energy for any Transfer Taxes paid by Sempra Energy in excess of 53⅓% of the Seller Parties’ aggregate liability under Section 10.3(e) of the JPM Salmon Purchase Agreement.  Sempra Energy will reimburse RBS for any Transfer Taxes paid by RBS in excess of 46⅔% of the Seller Parties’ aggregate liability under Section 10.3(e) of the JPM Salmon Purchase Agreement.

Any Transfer Taxes for which the Seller Parties are liable under Section 10.3(b) of the Noble Purchase Agreement, Section 7.3 of the NAPG Transfer Agreement, Section 8.3 of the SocGen Purchase Agreement and any similar provision under any Subsequent Sale Agreement, and any VAT for which the Seller Parties are liable under Section 10.14 of the Noble Purchase Agreement and any similar provision under any Subsequent Sale Agreement (collectively the “Transfer Tax and VAT Provisions”) shall be borne by the Parties in accordance with the Proportionate Shares.  RBS will reimburse Sempra Energy for any Transfer Taxes or VAT (each, as defined in the applicable Transaction Agreement) paid by Sempra Energy in excess of Sempra Energy’s Proportionate Share of the Seller Parties’ aggregate liability under the Transfer Tax and VAT Provisions.  Sempra Energy will reimburse RBS for any Transfer Taxes or any VAT paid by RBS in excess of RBS’ Proportionate Share of the Seller Parties’ aggregate liability under the Transfer Tax and VAT Provisions.

Sempra Energy will reimburse RBS for a proportion of any UK Bank Payroll Tax imposed on RBS that relates to the Combined Business and is not a liability that is allocated to JPM under Section 9.3(e) of the JPM Salmon Purchase Agreement equal to the Sempra Members’ pro rata portion of the profits of the Partnership, allocated among the Seller Parties as set forth on Schedule 9.4(b)(iii) of the JPM Salmon Purchase Agreement for the period or periods in which the relevant bonuses or other remuneration relate.

The Parties will work in good faith to cooperate on tax matters.

If any of the Seller Parties receives any actual cash payment or the benefit of any set off in respect of any Overprovision, Tax Repayment or Saving pursuant to Section 10.3(g) of the JPM Salmon Purchase Agreement, the benefit thereof shall, to the extent possible, be allocated in the same manner as Shared Tax Damages (as set out in Section 9.4(b)(iii)(C) of the JPM Salmon Purchase Agreement) except to the extent the matter giving rise to such payment relates to periods (or portions thereof) ending on or prior to the Prior Closing Date (as defined in the JPM Salmon Purchase Agreement), in which case such amount in respect of any Overprovision, Tax Repayment or Saving shall be allocated to Sempra Energy.

Notwithstanding any other provision of this Letter Agreement, Sempra Energy shall bear 100% of any amounts required to be paid pursuant to Sections 10.3(a)(vi) or 10.3(a)(vii) of the JPM Salmon Purchase Agreement that relate to (i) taxable periods ending on or before the Prior Closing Date or (ii) the portion of a Prior Closing Straddle Period that ends on the Prior Closing Date; all other amounts required to be paid by the Seller Parents pursuant to Sections 10.3(a)(vi) or 10.3(a)(vii) of the JPM Salmon Purchase Agreement shall be shared between RBS, on the one hand, and Sempra Energy, on the other hand, in accordance with the allocation of profits among the Seller Parents in their capacities as members of the Partnership as set forth on Schedule 9.4(b)(iii) to the JPM Salmon Purchase Agreement during the periods to which such amounts relate.

Notwithstanding any other provision of this Letter Agreement, the allocation of any indemnification obligations in respect of Taxes (other than Transfer Taxes and VAT specifically addressed herein) among the parties shall be governed by the JPM Salmon Purchase Agreement, NAPG Transfer Agreement, Noble Purchase Agreement or Subsequent Sale Agreement, as applicable, and shall not be modified or limited by this Letter Agreement.

19. Books and Records and Confidentiality

Until the date that is seven (7) years after the Closing Date (as defined in the JPM Salmon Purchase Agreement) (the “Records Retention Date”), the parties shall (and shall cause their respective subsidiaries to) retain books and records in their possession relating to the business sold pursuant to the applicable Transaction Agreement (excluding books and records delivered to the purchasers), and shall provide each other and each other’s subsidiaries and representatives reasonable access to inspect and copy the same, relating in any manner to the business of the Partnership and its subsidiaries (the “Partnership Business”) (other than books and records relating to Taxes which are covered by Exhibit 1 to this Annex A), during normal business hours and on reasonable notice, for any reasonable business purpose, including to enable the other party to prepare financial statements or tax returns, respond to tax audits or as the other party may otherwise reasonably request, except to the extent that furnishing any such information or data would violate any Legal Requirement (as defined in the JPM Salmon Purchase Agreement) or Order (as defined in the JPM Salmon Purchase Agreement).

After the Records Retention Date, a party may destroy any such books and records; provided that at the request and expense of the other party, such party shall deliver such books and records to such other Party in lieu of destroying them (unless obligated to deliver such books and records to a purchaser under a Transaction Agreement).

From and after the applicable closing date of each of the Transactions, the Parties agree that information, knowledge and data relating to the sold businesses shall continue to be treated as Confidential Information (as such term is used and defined in the LLP Agreement) and to be subject to Clause 17 of the LLP Agreement to the same extent as prior to the closing date of such Transaction.

20. Amendment to the Indemnity Agreement

Simultaneously with the execution of this Letter Agreement, RBS and Sempra Energy (together with Pacific Enterprises, a California corporation, and Enova Corporation, a California corporation) will enter into an amendment to the Indemnity Agreement, dated as of April 1, 2008 (as amended, the “Indemnity Agreement”) providing for the Indemnity Agreement to be revised in scope so that it does not duplicate anything covered by the Sempra Financial Assurances Reimbursement and Indemnity Agreement (as defined in the JPM Salmon Purchase Agreement).

21. Miscellaneous Provisions	As set forth in Exhibit 1.

EXHIBIT I

Exhibit I - Miscellaneous Provisions

A.

Litigation Cooperation.

(1)

In the event and for so long as either Party (or any of its Affiliates) actively is contesting or defending any Proceeding (including, for the avoidance of doubt, Lehman Brothers Commodities Services Inc. v. Sempra Energy Trading LLC (f/k/a Sempra Energy Trading Corp.) and Sempra Energy Trading SÁRL) against or by a Third Party (as defined below), and to which none of the other Party or its Affiliates is a party having an interest adverse to that of such Party or its Affiliates, in connection with any transaction contemplated under this Letter Agreement, the JPM Salmon Purchase Agreement, the Subsequent Sale Agreements or any Related Agreements (as defined in the JPM Salmon Purchase Agreement and each of the Subsequent Sale Agreements), at the reasonable request of such Party to any other Party, the requested Party shall, and shall cause its Subsidiaries and controlled Affiliates to, cooperate reasonably with the requesting Party and its counsel in the contest or defense of such Third-Party Claim, reasonably cooperate with requests to make available its personnel and provide reasonable access to its books and records during normal business hours (subject to appropriate confidentiality protections) as shall be reasonably necessary in connection with such contest or defense.  This Section A(1) shall not apply to any Third-Party Claim to which Section 15 of Annex A applies.

(2)

In connection with clause (1), the requesting Party shall pay the reasonable expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, provided, however, that any costs and expenses which constitute RBS Initial Direct Expenses for the purposes of the Initial CTA Master Agreement shall be dealt with under the CTA Master Agreement.  For the avoidance of doubt, the parties acknowledge that if any costs or expenses are incurred in reasonably contesting any claim by a tax authority in relation to a tax which constitutes an RBS Direct Expense, such costs and expenses shall themselves constitute RBS Direct Expenses for the purposes of the Initial CTA Master Agreement.

B.

Tax Cooperation; Nature of Payments under this Agreement.

(1)

Sempra Energy and RBS shall, and shall cause their Affiliates to, cooperate fully and in good faith, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns (including, for the avoidance of doubt, any Tax Returns of RBS relating to UK Bank Payroll Tax and any Post-Closing RBS Tax Returns) and any audit, litigation or other proceeding with respect to Taxes, in each case, relating to the Partnership or the Combined Business (including any Tax matters in respect of the applicable Transaction Agreement).  Such cooperation shall include the retention and (upon such other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Sempra Energy and RBS agree (i) to retain all books and records with respect to Tax matters pertinent to the Partnership, SET Business or SET Companies relating to any taxable period until the expiration of any applicable statute of limitations (and, to the extent notified by the Purchaser or its Affiliates, Sempra Energy or RBS, as applicable, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii)(A) with respect to any Tax Returns of the Partnership and its Subsidiaries already filed, RBS agrees to provide Sempra Energy copies of any such Tax Returns and the related books and records as soon as reasonably practicable after the date hereof and (B) with respect to any Tax Returns of the Partnership and its Subsidiaries filed after the date hereof, RBS agrees to provide Sempra Energy with copies of such Tax Returns and the related books and records as soon as practicable after filing of such Tax Returns.  Notwithstanding anything in this Section B(1), Sempra Energy and RBS will only be required to deliver to the other Party the portions of such books and records that relate to the Partnership, SET Business or SET Companies and may redact any statements or other information or the portions of such books and records that do not relate to the Partnership, SET Business or SET Companies.   In addition to the foregoing, Sempra Energy also shall cooperate fully with RBS, as and to the extent reasonably requested by RBS, in connection with RBS’s filing of its Tax Returns and any audits, litigation or other Proceeding with respect to RBS and its Taxes, insofar as such matters relate to the Partnership, SET Business or SET Companies; and RBS also shall cooperate fully with Sempra Energy, as and to the extent reasonably requested by Sempra Energy, in connection with Sempra Energy’s filing of its Tax Returns and the Tax Returns of any of its Subsidiaries and any audits, litigation or other Proceeding with respect to Sempra Energy, and of Sempra Energy’s Subsidiaries, and their Taxes, insofar as such matters relate to the Partnership, SET Business or SET Companies.

(2)

RBS shall allow Sempra Energy to review and comment upon any Tax Returns that (i) are prepared by RBS pursuant to Section 10.3(a)(iii) of the JPM Salmon Purchase Agreement (or any comparable provision in any Subsequent Sale Agreement entered into after the Effective Date) or (ii) are provided by the Purchaser and reviewed by RBS pursuant to Sections 10.3(a)(i) or 10.3(a)(ii) of the JPM Salmon Purchase Agreement (or any comparable provision in any Subsequent Sale Agreement entered into after the Effective Date) and shall reflect all reasonable comments in such Tax Returns (where (i) applies) or include such comments in the comments to be provided to the Purchaser (where (ii) applies).

(3)

“After-Tax Basis” means a basis such that the relevant payment received by or credited to a person or paid to another person and treated for Tax purposes as received by a person (the “Payee”) (i) shall be supplemented by a payment to the Payee so that the sum of the two payments (or the sum of the payment and the deemed payment), after the subtraction of all Taxes resulting from the receipt or accrual or deemed receipt of such payments (and taking into account any reduction in such Taxes resulting from deductions, accruals or credits in respect of (a) any increased Taxes and (b) the cost with respect to which any indemnity payment so received or credited is made) shall be equal to the amounts such Payee would have received or been deemed to have received in the absence of such Taxes; and (ii) shall be reduced to the extent that the Payee’s liability for Tax is reduced as a result of the circumstances giving rise to the relevant payment.

(4)

For purposes of Sections B(1) and B(2) of this Exhibit 1 only, to the extent a capitalized term is not defined in this Letter Agreement or the LLP Agreement, such capitalized term shall have the meaning ascribed to it in the applicable Transaction Agreement as the context requires.

C.

Sellers’ Decisions Under Transaction Agreements.

For purposes of the Transaction Agreements, all decisions of RBS, Sempra Energy, the Partnership, SET and the Sempra Members (including actions to seek, grant or give notice, consent or waivers, or to deliver any updated schedules, with respect to any portion thereof) shall be made on a unanimous basis by consent of RBS and Sempra Energy (on their own behalf and on behalf of the other Seller Parties); provided that (i) each Seller Party shall be permitted to exercise any rights specifically granted to such Seller Party under the Transaction Agreements; (ii) the consent of any Seller Party with respect to any action of the Seller Parties together, as requested by another Seller Party, may not be unreasonably withheld, delayed or conditioned; (iii) each Seller Party shall, subject to Section B above, have the independent right to seek remedies against the applicable purchaser or its affiliates for any breach of the applicable Transaction Agreement; (iv) subject to the commitments of the Seller Parties in the JPM Salmon Purchase Agreement, the NAPG Transfer Agreement or the Swap Documents, and without limiting the provisions under Section 12 of Annex A, Sempra Energy shall have the right to participate, to the same extent as RBS, with respect to the novation of any assets held by any Sempra Member and the release of guaranties and other financial assurances of any Sempra Member or its Affiliates; (v) except as otherwise provided in this Letter Agreement, actions with respect to the ongoing business of the Partnership and the sold businesses shall continue to be governed by Management in accordance with the LLP Agreement, subject to the rights of the Members, including with respect to any “Reserved Matters”; (vi) each of RBS and Sempra Energy shall have the independent right to contest (x) the Proposed Final Closing Amount and the Proposed Final Closing Balance Sheet pursuant to Section 2.7 of the JPM Salmon Purchase Agreement, Section 2.5 of the Noble Purchase Agreement and Section 2.10 of the NAPG Transfer Agreement and (y) the allocation of the Allocable Amount (as defined in the SocGen Purchase Agreement) pursuant to Section 2.5 of the SocGen Purchase Agreement.

Schedule I to Annex A

With respect to the allocation between the Sempra Members, all income and losses related to the US Business (as such term is defined in the Second Amendment to the LLP Agreement) will be allocated to Sempra Commodities, Inc. and all income and losses related to the Non-US Business will be allocated to Sempra Energy Holdings VII B.V.

Schedule II to Annex A

With respect to the allocation between the Sempra Members, any cash or other assets arising from proceeds related to the sale, liquidation or other disposition of the Non-US Business shall be distributed to Sempra Energy Holdings VII B.V. and all other cash or assets shall be distributed to Sempra Commodities, Inc.